Exhibit 99.1

For Immediate Release Citigroup Inc. (NYSE: C) July 13, 2018

SECOND QUARTER 2018 RESULTS AND KEY METRICS

EARNINGS PER SHARE OF $1.63

NET INCOME OF $4.5 BILLION

REVENUES OF $18.5 BILLION

RETURNED $3.1 BILLION OF CAPITAL TO COMMON SHAREHOLDERS

REPURCHASED 33 MILLION COMMON SHARES

BOOK VALUE PER SHARE OF $71.95
TANGIBLE BOOK VALUE PER SHARE OF $61.295

New York, July 13, 2018 — Citigroup Inc. today reported net income for the second quarter 2018 of $4.5 billion, or $1.63 per diluted share, on revenues of $18.5 billion. This compared to net income of $3.9 billion, or $1.28 per diluted share, on revenues of $18.2 billion for the second quarter 2017.

Revenues increased 2% from the prior-year period, driven by growth in both the Institutional Clients Group (ICG) and Global Consumer Banking (GCB), partially offset by lower revenues in Corporate / Other due to the continued wind-down of legacy assets. Net income of $4.5 billion increased 16%, driven by the higher revenues and a lower effective tax rate, partially offset by higher cost of credit. Earnings per share of $1.63 increased 27% from $1.28 per diluted share in the prior-year period, driven by the growth in net income and an 8% reduction in average diluted shares outstanding.

Percentage comparisons throughout this press release are calculated for the second quarter 2018 versus the second quarter 2017, unless otherwise specified.

CEO COMMENTARY

Citi CEO Michael Corbat said, “These results demonstrate good momentum across our franchise and that we are firmly on track to achieve the financial targets we introduced last year at Investor Day.

“During the quarter, we drove strong year-over-year revenue growth in many of our businesses — including our International Consumer franchise, Treasury and Trade Solutions, Equities, and the Private Bank. And we continue to support our clients as evidenced by solid loan growth that was balanced across businesses and geographies. Our focus on expenses has given us the ability to self-fund many of our investments and resulted in an improvement in our efficiency ratio for both the second quarter and through the first half of this year.

“Finally, we were pleased to receive a non-objection from the Federal Reserve to our capital plan submitted as part of the 2018 CCAR cycle which will allow us to return $22 billion in capital to common shareholders over the next year, marking another significant step towards delivering on our commitment to return at least $60 billion in capital over a three-year period,” Mr. Corbat concluded.

Citigroup ($ in millions, except as otherwise noted)	2Q’18	1Q’18	2Q’17	QoQ%	YoY%
Global Consumer Banking	8,250	8,433	8,073	(2)%	2%
Institutional Clients Group	9,691	9,848	9,421	(2)%	3%
Corporate / Other	528	591	661	(11)%	(20)%
Total Revenues	$18,469	$18,872	$18,155	(2)%	2%

Expenses	$10,712	$10,925	$10,760	(2)%	—

Net Credit Losses	1,704	1,867	1,710	(9)%	—
Credit Reserve Build / (Release)(a)	87	(36)	(16)	NM	NM
Provision for Benefits and Claims	21	26	23	(19)%	(9)%
Total Cost of Credit	$1,812	$1,857	$1,717	(2)%	6%

Income from Continuing Operations Before Taxes	$5,945	$6,090	$5,678	(2)%	5%
Provision for Income Taxes	1,444	1,441	1,795	—	(20)%
Income from Continuing Operations	$4,501	$4,649	$3,883	(3)%	16%
Net Income (Loss) from Discontinued Operations	15	(7)	21	NM	(29)%
Non-Controlling Interest	26	22	32	18%	(19)%
Citigroup Net Income	$4,490	$4,620	$3,872	(3)%	16%

Revenues
North America	8,515	8,422	8,592	1%	(1)%
EMEA	3,043	3,167	2,881	(4)%	6%
Latin America	2,543	2,557	2,394	(1)%	6%
Asia	3,840	4,135	3,627	(7)%	6%
Corporate / Other	528	591	661	(11)%	(20)%

EOP Assets ($B)	1,912	1,922	1,864	(1)%	3%
EOP Loans ($B)	671	673	645	—	4%
EOP Deposits ($B)	997	1,001	959	—	4%

Common Equity Tier 1 Capital Ratio(3)	12.1%	12.1%	13.1%
Supplementary Leverage Ratio(3)	6.6%	6.7%	7.2%
Return on Average Common Equity	9.2%	9.7%	6.8%
Book Value per Share	$71.95	$71.67	$77.36	—	(7)%
Tangible Book Value per Share	$61.29	$61.02	$67.32	—	(9)%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes provision for unfunded lending commitments.

Citigroup

Citigroup revenues of $18.5 billion in the second quarter 2018 increased 2%, driven by 3% aggregate growth in GCB and ICG, partially offset by a 20% decrease in Corporate / Other due to the continued wind-down of legacy assets.

Citigroup’s operating expenses of $10.7 billion in the second quarter 2018 were largely unchanged, as higher volume-related expenses and investments were offset by efficiency savings and the wind-down of legacy assets.

Citigroup’s cost of credit in the second quarter 2018 was $1.8 billion, a 6% increase, primarily driven by volume growth and seasoning in GCB.

Citigroup’s net income increased to $4.5 billion in the second quarter 2018, primarily driven by the higher revenues and a lower effective tax rate, which more than offset the higher cost of credit, as expenses remained largely unchanged. Citigroup’s effective tax rate was 24% in the current quarter compared to 32% in the second quarter 2017.

Citigroup’s allowance for loan losses was $12.1 billion at quarter end, or 1.81% of total loans, compared to $12.0 billion, or 1.88% of total loans, at the end of the prior-year period. Total non-accrual assets declined 20% from the prior-year period to $4.1 billion. Consumer non-accrual loans declined 16% to $2.4 billion and corporate non-accrual loans decreased 23% to $1.6 billion.

Citigroup’s end of period loans were $671 billion as of quarter end, up 4% from the prior-year period. Excluding the impact of foreign exchange translation6, Citigroup’s end of period loans grew 5%, as 6% aggregate growth in ICG and GCB was partially offset by the continued wind-down of legacy assets in Corporate / Other.

Citigroup’s end of period deposits were $997 billion as of quarter end, an increase of 4% from the prior-year period on both a reported and a constant dollar basis. The increase in constant dollars was driven by 9% growth in ICG, as GCB remained largely unchanged.

Citigroup’s book value per share of $71.95 and tangible book value per share of $61.29, both as of quarter end, were largely unchanged sequentially, as the benefit of a lower share count was offset by the aggregate impact to common equity of net income, share repurchases and dividends, as well as currency translation. At quarter end, Citigroup’s CET1 Capital ratio was 12.1%, unchanged sequentially, as net income was largely offset by the return of capital to common shareholders. Citigroup’s SLR for the second quarter 2018 was 6.6%, down slightly from 6.7% sequentially. During the second quarter 2018, Citigroup repurchased 33 million common shares and returned a total of $3.1 billion to common shareholders in the form of common share repurchases and dividends.

Global Consumer Banking ($ in millions, except as otherwise noted)	2Q’18	1Q’18	2Q’17	QoQ%	YoY%
North America	5,004	5,157	4,946	(3)%	1%
Latin America	1,381	1,347	1,308	3%	6%
Asia(a)	1,865	1,929	1,819	(3)%	3%
Total Revenues	$8,250	$8,433	$8,073	(2)%	2%

Expenses	$4,655	$4,681	$4,537	(1)%	3%

Net Credit Losses	1,726	1,736	1,615	(1)%	7%
Credit Reserve Build / (Release)(b)	157	143	124	10%	27%
Provision for Benefits and Claims	22	26	23	(15)%	(4)%
Total Cost of Credit	$1,905	$1,905	$1,762	—	8%

Net Income	$1,278	$1,392	$1,124	(8)%	14%

Retail Banking	3,489	3,471	3,328	1%	5%
Cards	4,761	4,962	4,745	(4)%	—
Total Revenues	$8,250	$8,433	$8,073	(2)%	2%

Key Indicators ($B)
Retail Banking Average Loans	146	147	142	(1)%	2%
Retail Banking Average Deposits	306	309	307	(1)%	—
Investment AUMs	163	164	153	—	6%
Cards Average Loans	158	159	152	(1)%	4%
Cards Purchase Sales	134	122	125	10%	7%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Asia GCB includes the results of operations of GCB activities in certain EMEA countries for all periods presented.

(b) Includes provision for unfunded lending commitments.

Global Consumer Banking

GCB revenues of $8.3 billion increased 2%, driven by growth across all regions. In constant dollars, revenues increased 3%.

North America GCB revenues of $5.0 billion increased 1%, driven by higher revenues in Retail Banking and Citi Retail Services, partially offset by lower revenues in Citi-Branded Cards. Retail Banking revenues of $1.3 billion increased 4%.  Excluding mortgage, Retail Banking revenues increased 9%, driven by continued growth in deposit margins and investments, as well as increased commercial banking activity. Citi-Branded Cards revenues of $2.1 billion decreased 1%. Excluding the impact of the Hilton portfolio sale, Citi-Branded Cards revenues increased 1% as the benefit of higher interest-earning balances and a gain of approximately $45 million related to the sale of Visa B shares were partially offset by the impact of previously disclosed items, including partnership terms and repricing actions related to APR rate re-evaluations under the CARD Act. Citi Retail Services revenues of $1.6 billion increased 1%, primarily reflecting continued loan growth.

Latin America GCB revenues increased 6% to $1.4 billion. In constant dollars, revenues increased 11%. On this basis, retail banking revenues grew 12%, with continued volume growth across loans and deposits. Cards revenues increased 9%, driven by continued growth in purchase sales and full rate revolving loans.

Asia GCB revenues increased 3% to $1.9 billion. In constant dollars, revenues increased 2%, or 4% excluding the benefit of a modest gain on sale in the prior-year period. Retail banking revenues increased 4%, driven by growth in wealth management. Cards revenues remained largely unchanged; excluding the modest gain, revenues increased 4% driven by continued growth in loans and purchase sales.

GCB operating expenses were $4.7 billion, up 3% on both a reported and a constant dollar basis, as efficiency savings were more than offset by higher investments, volume-related expenses and a provision of approximately $50 million for an industry-wide legal matter in North America GCB.

GCB cost of credit was $1.9 billion, up 8%. In constant dollars, cost of credit increased 9%, driven by an 8% increase in net credit losses reflecting volume growth and seasoning, primarily in North America GCB as well as a 27% increase in loan loss reserves as the prior-year period benefited from a reserve release in Asia GCB.

GCB net income of $1.3 billion increased 14%. In constant dollars, net income increased 15%, as the higher revenues across regions and a lower tax rate were partially offset by the higher expenses and cost of credit.

Institutional Clients Group ($ in millions)	2Q’18	1Q’18	2Q’17	QoQ%	YoY%
Treasury & Trade Solutions	2,336	2,268	2,106	3%	11%
Investment Banking	1,422	1,130	1,535	26%	(7)%
Private Bank	848	904	793	(6)%	7%
Corporate Lending(a)	589	521	481	13%	22%
Total Banking	5,195	4,823	4,915	8%	6%
Fixed Income Markets	3,076	3,418	3,274	(10)%	(6)%
Equity Markets	864	1,103	725	(22)%	19%
Securities Services	665	641	594	4%	12%
Other	(132)	(160)	(96)	18%	(38)%
Total Markets & Securities Services	4,473	5,002	4,497	(11)%	(1)%
Product Revenues(a)	$9,668	$9,825	$9,412	(2)%	3%
Gain / (Loss) on Loan Hedges	23	23	9	—	NM
Total Revenues	$9,691	$9,848	$9,421	(2)%	3%

Expenses	$5,458	$5,503	$5,227	(1)%	4%

Net Credit Losses	(1)	105	71	NM	NM
Credit Reserve Build / (Release)(b)	26	(146)	16	NM	63%
Total Cost of Credit	$25	$(41)	$87	NM	(71)%

Net Income	$3,225	$3,314	$2,762	(3)%	17%

Revenues
North America	3,511	3,265	3,646	8%	(4)%
EMEA	3,043	3,167	2,881	(4)%	6%
Latin America	1,162	1,210	1,086	(4)%	7%
Asia	1,975	2,206	1,808	(10)%	9%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes gain / (loss) on credit derivatives as well as the mark-to-market on loans at fair value.  For additional information, please refer to Footnote 7.

(b) Includes provision for unfunded lending commitments.

Institutional Clients Group

ICG revenues of $9.7 billion increased 3%, as 6% growth in Banking more than offset a 1% decline in Markets and Securities Services.

Banking revenues of $5.2 billion increased 6%, as continued growth across businesses more than offset a decline in Investment Banking. Treasury and Trade Solutions revenues of $2.3 billion increased 11%, reflecting higher volumes and improved deposit spreads with growth in both net interest and fee revenues. Investment Banking revenues of $1.4 billion were down 7% versus the prior-year period, as growth in advisory and equity underwriting was more than offset by a very strong prior year comparison in debt underwriting. Advisory revenues increased 14% to $361 million, equity underwriting revenues increased 8% to $335 million and debt underwriting revenues decreased 20% to $726 million. Private Bank revenues increased 7% to $848 million, driven by growth in clients, loans and investments, as well as improved deposit spreads. Corporate Lending revenues of $589 million increased 22% (excluding gain / (loss) on loan hedges)7, reflecting loan growth as well as lower hedging costs.

Markets and Securities Services revenues of $4.5 billion decreased 1%, as strong revenue growth in Equity Markets and Securities Services was more than offset by a decline in Fixed Income Markets. Fixed Income Markets revenues of $3.1 billion in the second quarter 2018 decreased 6%, driven by a more challenging market environment and a strong prior-year period comparison in G10 rates and securitized products. Equity Markets revenues of $864 million increased 19%, with growth across all products, reflecting the benefit of continued higher market volatility, as well as continued momentum with investor clients. Securities Services revenues of $665 million increased 12%, driven by continued growth in client volumes and higher net interest revenue.

ICG net income of $3.2 billion increased 17%, driven by the higher revenues, a lower tax rate and lower cost of credit, partially offset by higher operating expenses. ICG operating expenses increased 4% to $5.5 billion, driven by an increase in compensation costs, volume-related expenses and investments, partially offset by efficiency savings. ICG cost of credit declined due to a decrease in net credit losses as ICG recorded a net recovery of $1 million in the current period compared to net credit losses of $71 million in the prior-year period.

Corporate / Other ($ in millions)	2Q’18	1Q’18	2Q’17	QoQ%	YoY%
Revenues	$528	$591	$661	(11)%	(20)%

Expenses	$599	$741	$996	(19)%	(40)%

Net Credit Losses	(21)	26	24	NM	NM
Credit Reserve Build / (Release)(a)	(96)	(33)	(156)	NM	38%
Provision for Benefits and Claims	(1)	—	—	NM	NM
Total Cost of Credit	$(118)	$(7)	$(132)	NM	11%

Income (Loss) from Continuing Operations before Taxes	$47	$(143)	$(203)	NM	NM

Net Income (Loss)	$(13)	$(86)	$(14)	85%	7%

(a) Includes provision for unfunded lending commitments.

Corporate / Other

Corporate / Other revenues of $528 million decreased 20% from the prior-year period, driven by the wind-down of legacy assets.

Corporate / Other expenses of $599 million decreased 40% from the prior-year period, driven by the wind-down of legacy assets and lower legal and infrastructure costs.

Corporate / Other income from continuing operations before taxes of $47 million increased from a loss of $203 million in the prior-year period, as the lower expenses more than offset the lower revenues.

Citigroup will host a conference call today at 11:30 AM (ET). A live webcast of the presentation, as well as financial results and presentation materials, will be available at https://www.citigroup.com/citi/investor. Dial-in numbers for the conference call are as follows: (866) 516-9582 in the U.S. and Canada; (973) 409-9210 outside of the U.S. and Canada. The conference code for both numbers is 83785275.

Additional financial, statistical and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement. Both this earnings release and Citigroup’s Second Quarter 2018 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

Citigroup, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citigroup provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

Additional information may be found at www.citigroup.com | Twitter: @Citi | YouTube: www.youtube.com/citi | Blog: http://blog.citigroup.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Certain statements in this release are “forward-looking statements” within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission (SEC).  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  These statements are not guarantees of future results or occurrences.  Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors, including, among others, the efficacy of Citi’s business strategies and execution of those strategies, such as those relating to its key investment, efficiency and capital optimization initiatives, governmental and regulatory actions or approvals, geopolitical and macroeconomic uncertainties, challenges and conditions, such as the level of interest rates, and the precautionary statements included in this release and those contained in Citigroup’s filings with the SEC, including without limitation the “Risk Factors” section of Citigroup’s 2017 Form 10-K.  Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citi does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Contacts:
Press:	Mark Costiglio	(212) 559-4114	Investors:	Susan Kendall	(212) 559-2718
			Fixed Income Investors:	Thomas Rogers	(212) 559-5091

Appendix A

Citigroup
($ in millions)	2Q’18	1Q’18	2Q’17
Net Income	$4,490	$4,620	$3,872
Less: Preferred Dividends	318	272	320
Net Income to Common Shareholders	$4,172	$4,348	$3,552

Common Share Repurchases	2,300
Common Dividends	824
Total Capital Returned to Common Shareholders	$3,124

Payout Ratio	75%

Average TCE	$154,921

RoTCE	10.8%

Appendix B

Citigroup
($ in billions)	2Q’18	2Q’17
Reported EOP Loans	$671	$645
Impact of FX Translation	—	(4)
EOP Loans in Constant Dollars	$671	$641

Reported EOP Deposits	$997	$959
Impact of FX Translation	—	(5)
EOP Deposits in Constant Dollars	$997	$954

Note: Totals may not sum due to rounding.

Global Consumer Banking
($ in millions)	2Q’18	2Q’17
Reported Revenues	$8,250	$8,073
Impact of FX Translation	—	(51)
Revenues in Constant Dollars	$8,250	$8,022

Reported Expenses	$4,655	$4,537
Impact of FX Translation	—	(20)
Expenses in Constant Dollars	$4,655	$4,517

Reported Credit Costs	$1,905	$1,762
Impact of FX Translation	—	(15)
Credit Costs in Constant Dollars	$1,905	$1,747

Reported Net Income	$1,278	$1,124
Impact of FX Translation	—	(9)
Net Income in Constant Dollars	$1,278	$1,115

Note: Totals may not sum due to rounding.

Latin America Consumer Banking
($ in millions)	2Q’18	2Q’17
Reported Revenues	$1,381	$1,308
Impact of FX Translation	—	(60)
Revenues in Constant Dollars	$1,381	$1,248

Reported Retail Banking Revenues	$999	$939
Impact of FX Translation	—	(43)
Retail Banking Revenues in Constant Dollars	$999	$896

Reported Branded Cards Revenues	$382	$369
Impact of FX Translation	—	(17)
Branded Cards Revenues in Constant Dollars	$382	$352

Note: Totals may not sum due to rounding.

Asia Consumer Banking(1)
($ in millions)	2Q’18	2Q’17
Reported Revenues	$1,865	$1,819
Impact of FX Translation	—	9
Revenues in Constant Dollars	$1,865	$1,828

Reported Retail Banking Revenues	$1,142	$1,096
Impact of FX Translation	—	6
Retail Banking Revenues in Constant Dollars	$1,142	$1,102

Reported Branded Cards Revenues	$723	$723
Impact of FX Translation	—	4
Branded Cards Revenues in Constant Dollars	$723	$727

Note:  Totals may not sum due to rounding.

(1)  Asia GCB includes the results of operations in EMEA GCB for all periods presented.

Appendix C

($ in millions)	6/30/2018(1)	3/31/2018	6/30/2017

Citigroup Common Stockholders’ Equity(2)	$181,243	$182,943	$210,950
Add: Qualifying noncontrolling interests	145	140	143
Regulatory Capital Adjustments and Deductions:
Less:
Accumulated net unrealized losses on cash flow hedges, net of tax(3)	(1,021)	(920)	(445)
Cumulative unrealized net gain (loss) related to changes in fair value of financial liabilities attributable to own creditworthiness, net of tax(4)	(162)	(498)	(291)
Intangible Assets:
Goodwill, net of related deferred tax liabilities (DTLs)(5)	21,809	22,482	21,589
Identifiable intangible assets other than mortgage servicing rights (MSRs), net of related DTLs	4,461	4,209	4,587
Defined benefit pension plan net assets	882	871	796
Deferred tax assets (DTAs) arising from net operating loss, foreign tax credit and general business credit carry-forwards	12,551	12,811	20,832
Excess over 10% / 15% limitations for other DTAs, certain common stock investments, and MSRs(6)	—	—	8,851

Common Equity Tier 1 Capital (CET1)	$142,868	$144,128	$155,174

Risk-Weighted Assets (RWA)	$1,176,570	$1,195,981	$1,188,167

Common Equity Tier 1 Capital Ratio (CET1 / RWA)	12.1%	12.1%	13.1%

Note:                  Citi’s reportable CET1 Capital ratios were derived under the U.S. Basel III Standardized Approach framework as of June 30, 2017 and for all subsequent periods. This reflects the lower of the CET1 Capital ratios under both the Standardized Approach and the Advanced Approaches under the Collins Amendment.

(1)                                 Preliminary.

(2)                                 Excludes issuance costs related to outstanding preferred stock in accordance with Federal Reserve Board regulatory reporting requirements.

(3)                                 Common Equity Tier 1 Capital is adjusted for accumulated net unrealized gains (losses) on cash flow hedges included in accumulated other comprehensive income that relate to the hedging of items not recognized at fair value on the balance sheet.

(4)                                 The cumulative impact of changes in Citigroup’s own creditworthiness in valuing liabilities for which the fair value option has been elected, and own-credit valuation adjustments on derivatives, are excluded from Common Equity Tier 1 Capital, in accordance with the U.S. Basel III rules.

(5)                                 Includes goodwill “embedded” in the valuation of significant common stock investments in unconsolidated financial institutions.

(6)                                 Assets subject to 10% / 15% limitations include MSRs, DTAs arising from temporary differences and significant common stock investments in unconsolidated financial institutions. As of June 30, 2017, the deduction related only to DTAs arising from temporary differences that exceeded the 10% limitation.

Appendix D

($ in millions)	6/30/2018(1)	3/31/2018	6/30/2017

Common Equity Tier 1 Capital (CET1)	$142,868	$144,128	$155,174

Additional Tier 1 Capital (AT1)(2)	19,098	19,362	19,955

Total Tier 1 Capital (T1C) (CET1 + AT1)	$161,966	$163,490	$175,129

Total Leverage Exposure (TLE)	$2,453,314	$2,436,817	$2,418,658

Supplementary Leverage Ratio (T1C / TLE)	6.6%	6.7%	7.2%

(1)                                 Preliminary.

(2)                                 Additional Tier 1 Capital primarily includes qualifying noncumulative perpetual preferred stock and qualifying trust preferred securities.

Appendix E

($ and shares in millions, except per share amounts)	6/30/2018(1)	3/31/2018	6/30/2017
Total Citigroup Stockholders’ Equity	$200,094	$201,915	$230,019
Less: Preferred Stock	19,035	19,156	19,253
Common Stockholders’ Equity	$181,059	$182,759	$210,766
Less:
Goodwill	22,058	22,659	22,349
Intangible Assets (other than MSRs)	4,729	4,450	4,887
Goodwill and Identifiable Intangible Assets (other than MSRs) Related to Assets Held-for-Sale	32	48	120
Tangible Common Equity (TCE)	$154,240	$155,602	$183,410

Common Shares Outstanding (CSO)	2,517	2,550	2,725

Tangible Book Value Per Share (TCE / CSO)	$61.29	$61.02	$67.32

(1)  Preliminary.

1 Citigroup’s total expenses divided by total revenues.

2 Preliminary. Citigroup’s return on average tangible common equity (RoTCE) is a non-GAAP financial measure. RoTCE represents annualized net income available to common shareholders as a percentage of average tangible common equity (TCE). For the components of the calculation, see Appendix A.

3 Ratios as of June 30, 2018 are preliminary. Citigroup’s Common Equity Tier 1 (CET1) Capital ratio and Supplementary Leverage Ratio (SLR) reflect full implementation of the U.S. Basel III rules for all periods. As of December 31, 2017 and for all prior periods, these ratios are non-GAAP financial measures, which reflect full implementation of regulatory capital adjustments and deductions prior to the effective date of January 1, 2018. For the composition of Citigroup’s CET1 Capital and ratio, see Appendix C. For the composition of Citigroup’s SLR, see Appendix D.

4 Citigroup’s payout ratio is the sum of common dividends and common share repurchases divided by net income available to common shareholders. For the components of the calculation, see Appendix A.

5 Citigroup’s tangible book value per share is a non-GAAP financial measure. For a reconciliation of this measure to reported results, see Appendix E.

6 Results of operations excluding the impact of foreign exchange translation (constant dollar basis) are non-GAAP financial measures. For a reconciliation of these measures to reported results, see Appendix B.

7 Credit derivatives are used to economically hedge a portion of the corporate loan portfolio that includes both accrual loans and loans at fair value. Gains / (losses) on loan hedges includes the mark-to-market on the credit derivatives and the mark-to-market on the loans in the portfolio that are at fair value. The fixed premium costs of these hedges are netted against the corporate lending revenues to reflect the cost of credit protection. Citigroup’s results of operations excluding the impact of gains / (losses) on loan hedges are non-GAAP financial measures.